Exhibit i.3

Nonstatutory Stock Option Granted Under

Hercules Technology Growth Capital, Inc. 2004 Equity Incentive Plan

1.	Grant of Option.

This certificate evidences a nonstatutory stock option (this “Stock Option”) granted by Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), on             , 20     to [                    ] (the “Participant”) pursuant to the Company’s 2004 Equity Incentive Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, a total of [            ] shares of common stock of the Company (the “Shares”) at $[            ] per Share. The latest date on which this Stock Option, or any part hereof, may be exercised is [                            ] (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time.

2.	Exercisability and Termination.

This Stock Option is exercisable [in whole or in part/in the following cumulative installments] at any time on or prior to the Final Exercise Date[: [            ] Shares on and after [            , 20    ]; an additional [            ] Shares on and after [            , 20    ] /etc./], subject to the following:

Immediately upon the cessation of the Participant’s Continuous Service that portion, if any, of this Stock Option held by the Participant or the Participant’s Permitted Transferee which is not then exercisable will terminate and the balance will remain exercisable for the lesser of (i) a period of three months or (ii) the Final Exercise Date, and will thereupon terminate subject to the following provisions (which shall apply unless the Board expressly provides otherwise):

(1) if the Participant’s Continuous Service ceases by reason of death, or if the Participant dies following the cessation of his or her Continuous Service but while any portion of this Stock Option then held by the Participant or the Participant’s Permitted Transferee is still exercisable, the then exercisable portion, if any, of this Stock Option held by the Participant or the Participant’s Permitted Transferee immediately prior to the Participant’s death will remain exercisable for the lesser of (A) the one year period ending with the first anniversary of the Participant’s death or (B) the Final Exercise Date, and will thereupon terminate; and

(2) if the Board in its sole discretion determines that the cessation of the Participant’s Continuous Service resulted for reasons that cast such discredit on the Participant as to justify immediate termination of this Stock Option, this Stock Option held by the Participant or the Participant’s Permitted Transferee will immediately terminate.

In no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

3.	Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant (or legally appointed representative in the event of the Participant’s incapacity) or the Participant’s executor, administrator, the Participant’s Permitted Transferee or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Board; (ii) by delivery to the Company of previously acquired shares of Stock (which, unless otherwise specifically provided by the Board, shall have been held for six (6) months or longer if acquired directly or indirectly from the Company); (iii) by such other means of payment as may be acceptable to the Board; or (iv) through any combination of the foregoing. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

4.	Restrictions on Transfer of Shares.

If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Board may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Board).

5.	Withholding.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes).

6.	Nontransferability of Stock Option.

This Stock Option shall be transferable by will or by the laws of descent and distribution, or, to the extent provided by the Board, by gift to a Permitted Transferee, and to the extent it is nontransferable except at death, it shall be exercisable during the lifetime of the Participant only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

7.	Provisions of the Plan.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this certificate as of the              day of             , 20    .

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

PARTICIPANT

Name:
Address: